EXHIBIT 4.1

Frank A. Ciccotto, Jr.
Managing Director
E-Business Services

55 Water Street, 45th Floor
New York, NY  10041
Tel. 212-438-4417
Fax 212-438-7748
frank_ciccotto@
standardandpoors.com                             STANDARD & POOR'S
                                         A Division of The McGraw Hill Companies


                                 April 10, 2007


Van Kampen Funds, Inc.
1221 Avenue of the Americas
New York, New York  10020

The Bank of New York
BNY Atlantic Terminal
2 Hanson Place
12th Floor
Brooklyn, New York 11217
Unit Investment Trust Dept.


              Re: Van Kampen Unit Trusts, Taxable Income Series 109
                        Investment Grade Trust, Series 26


Gentlemen:

         We have examined Registration Statement File No. 333-135931 for the above mentioned trust. We hereby acknowledge that Standard & Poor's Securities Evaluations, Inc. is currently acting as the evaluator for the trust. We hereby consent to the use in the Registration Statement of the references to Standard & Poor's Securities Evaluations, Inc., as evaluator.

         In addition, we hereby confirm that the ratings indicated in the Registration Statement for the respective bonds comprising the trust portfolio are the ratings indicated in our KENNYBASE database as of the date of the evaluation report.

         You are hereby authorized to a file a copy of this letter with the Securities and Exchange Commission.

                                                                      Sincerely,

                                                           /s/ FRANK A. CICCOTTO
                                                           ---------------------
                                                                  Vice President